WAIVER AGREEMENT and
AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 15th day of February, 2006.

BETWEEN:

NORD RESOURCES CORPORATION, a corporation
organized under the laws of Delaware

(the "Company")

AND:

RONALD A. HIRSCH, an adult individual residing in the County of
Orange, State of California

(the "Executive")

WHEREAS

A.      The Company and the Executive entered into an executive employment agreement dated January 2, 2004 (the “Employment Agreement”) whereby the Executive agreed to act as Chief Executive Officer of the Company subject to the terms and conditions set out in the Employment Agreement;

B.      The Executive has agreed to resign as Chief Executive Officer to allow the board of directors of the Company to appoint Nicholas Tintor (“Tintor”) to such position;

C.      Tintor’s continued employment as Chief Executive Officer will be conditional on the Company receiving funding of at least $25,000,000, and Tintor will voluntarily resign as Chief Executive Officer if the date (the “Funding Date”) on which the Company receives such funding does not occur on or before August 31, 2006 (the “Final Funding Date”);

D.      Section 7 of the Employment Agreement gives the Executive certain rights in relation to a Change in Control (as defined in the Employment Agreement) that may be triggered if the persons who constituted the board of directors of the Company as at January 2, 2004 cease for any reason to constitute at least a majority of the board of directors of the Company;

E.      As at January 2, 2004, the board of directors consisted of the Executive, Erland A. Anderson and Stephen D. Seymour; and

F.      It is anticipated that Erland A. Anderson (“Anderson”) will resign as a director of the Company, and that the remaining directors will appoint Tintor, John F. Cook, Douglas P. Hamilton and Wade Nesmith (collectively, the “New Directors”) to fill the vacancies on the Company’s board of directors.

THIS AGREEMENT WITNESSES that in consideration of the payment by the Company to the Executive of consideration in the amount of US$10.00, the receipt and sufficiency of which is hereby acknowledged by the parties, the Company and the Executive agree as follows:

1.      The Executive agrees to resign as Chief Executive Officer of the Company and waive any rights that he may have against the company pursuant to the Employment Agreement in respect of such resignation and the appointment of Tintor as Chief Executive Officer.

2.      The Executive agrees to continue to act as Chairman for the Company and will work with Tintor for a period of six months in order to assist with the orderly transition of the responsibilities of Chief Executive Officer to Tintor.

3.      The Company agrees that:

(a)

The Executive will have the right to continued employment as Chairman for a period of two years (the “Extension Period”) after the Funding Date, and, except as amended hereby, all provisions of the Employment Agreement shall apply during the Extension Period;

(b)

the Executive will be entitled to receive a salary in his capacity as Chairman at the rate of $200,000 per annum until that date (the “Salary Adjustment Date”) that is six months following the Funding Date;

(c)	all accrued and unpaid salary owing to the Executive to and including the Funding Date will be payable in cash as soon as practicable following the Funding Date;

(d)	from and after the Salary Adjustment Date, the Executive will be entitled to be paid a salary in his capacity as Chairman of $100,000 per annum;

(e)	after the Funding Date, the Executive’s salary will be payable in arrears, in cash, on or before the last day of each business day of each month;

(f)

if the Company has not received funding of at least $25,000,000 on or before the Final Funding Date, the Executive will be appointed as the President and Chief Executive Officer of the Company at an annual salary of $200,000, and all other provisions of the Employment Agreement shall apply;

(g)

in the event of a termination of the Employment Agreement for any reason other than by the Company for Cause (as defined in the Employment Agreement), the Executive’s breach or his death, the Company shall continue to provide health insurance benefits at the then current level until the Executive reaches the age of 65; and

(h)

in the event that the Employment Agreement is terminated in accordance with its terms following a Change of Control (as defined in the Employment Agreement, as amended by this Agreement), the Executive shall be entitled to receive, in a lump sum, the balance of the aggregate salary that the Executive would otherwise have been entitled to receive between the date of such termination and the end of the Extension Period.

4.      The Executive agrees to waive the right provided to the Executive in Section 7(e) and Section 7(g) of the Employment Agreement in connection with the resignation of Anderson and the appointment of the New Directors.

5.      The parties acknowledge and agree that they will keep the terms of this Agreement and any agreements made pursuant hereto confidential and will not disclose or discuss any details of the same with any third party other than their respective professional advisors or as required by law.

6.      The Executive acknowledges that he has had the opportunity to seek and was encouraged by the Company to seek independent legal advice prior to the execution and delivery of this Agreement and that, in the event that he did not avail himself of that opportunity prior to signing this Agreement, he did so voluntarily without any undue pressure and agrees that his failure to obtain independent legal advice shall not be used by him as a defence to the enforcement of his obligations under this Agreement.

7.      This Agreement shall be governed by and in accordance with the laws of the State of Arizona.

8.      This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of its effective date.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

NORD RESOURCES CORPORATION

Per:	/s/ Ronald A. Hirsch
Name: Ronald A. Hirsch
Title:

/s/ Ronald A. Hirsch
RONALD A. HIRSCH